                            FOUNDATION SAVINGS BANK
                               25 GARFIELD PLACE
                             CINCINNATI, OHIO 45202
                                 (513) 721-0120

                      NOTICE OF SPECIAL MEETING OF MEMBERS

    Notice  is  hereby given  that a  Special Meeting  of Members  of Foundation
Savings Bank (the "Bank") will be  held at               , Cincinnati, Ohio,  on
         ,  1996, at         .m.,  local time  (the "Special  Meeting"), for the
following purposes, all of which are more completely set forth in the accompanying Summary Proxy Statement:

        1. To consider and act upon a resolution to approve the Plan of Conversion (the "Plan"), a copy of which is attached to the Summary Proxy Statement as Exhibit A, pursuant to which the Bank would convert from a mutual savings and loan association incorporated under the laws of the State of Ohio to a permanent capital stock savings and loan association incorporated under the laws of the State of Ohio (the "Conversion") and become a wholly-owned subsidiary of Foundation Bancorp, Inc., an Ohio corporation organized for the purpose of acquiring all of the capital stock to be issued by the Bank in the Conversion;

        2. To consider and act upon a resolution to adopt the Amended Articles of Incorporation of the Bank, a copy of which is attached to the Plan as
    Exhibit I;

        3. To consider and act upon a resolution to adopt the Amended Constitution of the Bank, a copy of which is attached to the Plan as Exhibit II; and

        4. To transact such other business as may properly come before the Special Meeting and any adjournments thereof.

    Only those members  of the  Bank who  have a savings  deposit or  a loan  of
record  at the Bank at the close of business on           , 1996, are members of
the Bank entitled to notice of and to vote at the Special Meeting and any adjournments thereof. WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, WE URGE YOU TO CONSIDER THE ACCOMPANYING SUMMARY PROXY STATEMENT CAREFULLY, TO COMPLETE THE ENCLOSED PROXY CARD(S) AND TO RETURN THE COMPLETED PROXY CARD(S) TO THE BANK IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE AS SOON AS POSSIBLE TO ASSURE THAT YOUR VOTE(S) WILL BE COUNTED.

                                          By Order of the Board of Directors
                                          Laird L. Lazelle,
                                          President

Cincinnati, Ohio
         , 1996

                            FOUNDATION SAVINGS BANK
                               25 GARFIELD PLACE
                             CINCINNATI, OHIO 45202
                                 (513) 721-0120

                            SUMMARY PROXY STATEMENT
                                  INTRODUCTION

    The enclosed proxy (the "Proxy") is being solicited by the Board of Directors of Foundation Savings Bank (the "Bank") for use at a Special Meeting
of  Members of  the Bank to  be held at                  ,  Cincinnati, Ohio, on
         , 1996, at           .m., local time,  and at any adjournments  thereof
(the "Special Meeting"). The Special Meeting is being held for the following purposes:

        1. To consider and act upon a resolution to approve the Plan of Conversion (the "Plan"), a copy of which is attached hereto as Exhibit A, pursuant to which the Bank would convert from a mutual savings and loan association incorporated under the laws of the State of Ohio to a permanent capital stock savings and loan association incorporated under the laws of the State of Ohio (the "Conversion") and become a wholly-owned subsidiary of Foundation Bancorp, Inc., (the "Holding Company"), an Ohio corporation organized for the purpose of acquiring all of the capital stock to be issued by the Bank in the Conversion;

        2. To consider and act upon a resolution to adopt the Amended Articles of Incorporation of the Bank (the "Amended Articles"), a copy of which is attached to the Plan as Exhibit I;

        3. To consider and act upon a resolution to adopt the Amended Constitution of the Bank (the "Amended Constitution"), a copy of which is attached to the Plan as Exhibit II; and

        4. To transact such other business as may properly come before the Special Meeting.

    The Board of Directors of the Bank has unanimously adopted the Plan. The Plan has also been approved by the Office of Thrift Supervision (the "OTS") and the Ohio Department of Commerce, Division of Financial Institutions (the "Division"), subject to the approval of the Plan by the members of the Bank at the Special Meeting and the satisfaction of certain other conditions.

    The approval of the Plan will have the effect of (i) terminating the voting rights of the present members of the Bank and (ii) modifying, and eventually eliminating, their right to receive any surplus in the event of a complete liquidation of the Bank. Except for certain rights in the special liquidation account established by the Plan (the "Liquidation Account"), such voting and liquidation rights after the Conversion will vest exclusively in the holders of the common shares of the Holding Company. See "THE CONVERSION -- Principal Effects of the Conversion."

    During and upon the completion of the Conversion, the Bank will continue to provide services to depositors and borrowers pursuant to its current policies at its existing office. In addition, the Bank will continue to be a member of the Federal Home Loan Bank (the "FHLB") of Cincinnati and savings accounts at the Bank will continue to be insured up to applicable limits by the Federal Deposit Insurance Corporation (the "FDIC").

    This Summary Proxy Statement is dated            , 1996, and is first  being
mailed,  together with the Prospectus  of the Holding Company dated            ,
1996 (the "Prospectus"), in respect of the common shares of the Holding Company to be issued in connection with the Conversion (the "Common Shares"), to members
of the Bank on or about          , 1996.

                  VOTING RIGHTS AND VOTE REQUIRED FOR APPROVAL

    All depositors having a savings account of record with the Bank on , 1996 (the "Voting Record Date"), and all borrowers having a loan of record on the Voting Record Date are members of the Bank eligible to vote at the Special Meeting and at any adjournments thereof ("Voting Members").

Voting Members who are depositors will be entitled to cast one vote for each $100, and a proportionate fractional vote for an amount of less than $100, of the withdrawable value of their savings accounts on the Voting Record Date. Voting Members who are borrowers will be entitled to cast one vote each.

    A savings account or a loan account in which one or more persons has an interest shall be deemed to be held by only one Voting Member for the purpose of voting at the Special Meeting. Any questions as to the eligibility of a member to vote, the number of votes allocated to each Voting Member or any other matter relating to voting will be resolved at the time of the Special Meeting by reference to the records of the Bank.

    The Bank records  disclose that, as  of the Voting  Record Date, there  were votes entitled to be cast at the Special Meeting, a majority of which are required to approve the Plan. A vote of three-fifths of the votes cast in person or by proxy at the Special Meeting is required to adopt the Amended Articles and the Amended Constitution of the Bank.

    The Bank, as the custodian of the Individual Retirement Accounts ("IRAs") at the Bank, is empowered to vote at the Special Meeting all votes eligible to be cast with respect to each IRA. On the Voting Record Date, there were votes eligible to be cast with respect to IRAs at the Bank, which represents
   % of the total votes eligible to be cast at the Special Meeting. The Board of Directors has indicated that it intends to cast all of the votes under IRAs in favor of the approval of the Plan, unless contrary instructions are received from IRA holders. IRA holders who wish to give such instructions may do so by returning the enclosed Proxy.

                                    PROXIES

    Voting Members may vote in person or by proxy at the Special Meeting. For Voting Members wishing to vote in person, ballots will be distributed at the Special Meeting. For Voting Members wishing to vote by proxy at the Special Meeting, the enclosed Proxy may be completed and given in accordance with this Summary Proxy Statement. Any other proxy held by the Bank will not be used by the Bank for the Special Meeting.

    A Proxy will be voted in the manner indicated thereon or, in the absence of specific instructions, will be voted FOR the approval of the Plan, FOR the adoption of the Amended Articles and FOR the adoption of the Amended Constitution. Without affecting any vote previously taken, a Voting Member may revoke a Proxy at any time before such proxy is exercised by executing and delivering a later dated proxy or by giving the Bank notice of revocation in writing or in open meeting at the Special Meeting. Attendance at the Special Meeting will not, of itself, revoke a Proxy.

    Proxies may be solicited by the directors, officers and employees of the Bank in person or by telephone, telegraph or mail, for use only at the Special Meeting and any adjournments thereof and will not be used for any other meeting. The cost of soliciting Proxies will be borne by the Bank.

            MANAGEMENT'S RECOMMENDATIONS AND REASONS FOR CONVERSION

    THE BOARD OF DIRECTORS RECOMMENDS THAT MEMBERS VOTE FOR THE APPROVAL OF THE PLAN AND THE ADOPTION OF THE AMENDED ARTICLES AND THE AMENDED CONSTITUTION OF THE BANK.

    The principal factors considered by the Bank's Board of Directors in reaching the decision to pursue a mutual-to-stock conversion are the uncertain future of the mutual form of ownership generally and the numerous competitive disadvantages which the Bank faces if it maintains its mutual form. These disadvantages relate to a variety of factors, including growth opportunities, employee retention and regulatory uncertainty.

    If the Bank is to continue to grow and prosper, the mutual form of organization is the least desirable form from a competitive standpoint. The opportunities for a mutual savings and loan association to expand through mutual-to-mutual mergers or acquisitions are limited because cash is the only form of consideration a mutual institution can offer to another institution. Although the

Bank does not have any specific acquisitions planned at this time, the Conversion will position the Bank to take advantage of any acquisition opportunities which may present themselves. Because a conversion to stock form is a time-consuming and complex process, the Bank cannot wait until a prospective acquisition arises to embark on the conversion process.

    As an increasing number of the Bank's competitors convert to stock form and acquire the ability to use stock-based compensation programs, the Bank, in mutual form, would be at a disadvantage when it comes to attracting and retaining qualified management. The Bank believes that the employee stock ownership plan (the "ESOP") established for all employees and the stock option plan (the "Stock Option Plan") and the recognition and retention plan (the "RRP") proposed for directors and management are important tools in achieving such goals, even though the Bank will be required to wait until at least six months after the Conversion to implement the Stock Option Plan and the RRP. See "MANAGEMENT -- Stock Benefit Plans" in the Prospectus.

    Another benefit of the Conversion will be an increase in capital. Notwithstanding the Bank's currently strong capital position, the importance of higher levels of capital cannot be ignored in the current interest rate environment. As has been amply demonstrated in the past, changing accounting principles, interest rate shifts and changing regulations can threaten even well-capitalized institutions. As a mutual institution, the Bank can only increase capital through retained earnings or the issuance of subordinated debentures, which do not count as tier 1 capital for regulatory capital purposes. Capital that may seem unnecessary now may help the Bank withstand future threats to its capital. See "REGULATION -- Office of Thrift Supervision
- -- Regulatory Capital Requirements" in the Prospectus.

                      THE BUSINESS OF THE HOLDING COMPANY

    The Holding Company was incorporated under Ohio law in April 1996 at the direction of the Bank for the purpose of purchasing all of the capital stock of the Bank to be issued in connection with the Conversion. The Holding Company has not conducted and will not conduct any business before the completion of the Conversion other than business related to the Conversion. Upon the consummation of the Conversion, the Holding Company will be a unitary savings and loan holding company, the principal assets of which initially will be the capital stock of the Bank, the investments made with the net proceeds retained from the sale of Common Shares in connection with the Conversion and a loan to be made by the Holding Company to the ESOP to facilitate the ESOP's purchase of Common Shares in the Conversion. See "USE OF PROCEEDS."

    The office of the Holding Company is located at 25 Garfield Place, Cincinnati, Ohio 45202, and its telephone number is (513) 721-0120.

                            THE BUSINESS OF THE BANK

    The Bank is a mutual savings and loan association which was organized under Ohio law in 1888. As an Ohio savings and loan association, the Bank is subject to supervision and regulation by the OTS and the Division. The Bank conducts business from its office at 25 Garfield Place in Cincinnati, Ohio. The principal business of the Bank is the origination of permanent mortgage loans secured by first mortgages on one- to four-family residential real estate located in Hamilton County, Ohio and the contiguous Ohio counties of Clermont, Butler and Warren and the Kentucky counties of Boone and Kenton. The Bank also originates mortgage loans secured by multifamily real estate (over four units) and nonresidential real estate in its primary market area. See "THE BUSINESS OF THE BANK -- Lending Activities" in the Prospectus. In addition to real estate lending, the Bank originates a limited number of secured and unsecured consumer loans. For liquidity and interest rate risk management purposes, the Bank invests in interest-bearing deposits in other financial institutions, U.S. Government and agency obligations, mortgage-backed securities and other investments permitted by applicable law. See "THE BUSINESS OF THE BANK -- Investment Activities" in the Prospectus. Funds for lending and other investment activities are obtained primarily from savings deposits, which are insured up to applicable limits by the FDIC in the Savings Association Insurance Fund, and principal repayments on loans. Advances from the FHLB of Cincinnati are utilized from time to time when other sources of funds are inadequate to fund loan demand. See "THE BUSINESS OF THE BANK -- Deposits and Borrowings" in the Prospectus.

                                 THE CONVERSION

    THE OTS AND THE DIVISION HAVE APPROVED THE PLAN, SUBJECT TO THE APPROVAL OF THE PLAN BY THE MEMBERS OF THE BANK ENTITLED TO VOTE ON THE PLAN AND SUBJECT TO THE SATISFACTION OF CERTAIN OTHER CONDITIONS IMPOSED BY THE OTS AND THE DIVISION. OTS AND DIVISION APPROVAL DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN.

GENERAL

    The Board of Directors of the Bank has unanimously adopted the Plan and recommends that the Voting Members of the Bank approve the Plan at the Special Meeting. During and upon completion of the Conversion, the Bank will continue to provide the services presently offered to depositors and borrowers, will maintain its existing office and will retain its existing management and employees.

    Based on an independent appraisal of the pro forma market value of the Bank, as converted, as of April 12, 1996, the aggregate purchase price of the Common Shares to be offered in a subscription offering (the "Subscription Offering") and a concurrent community offering (the "Community Offering") ranges from a minimum of $2,975,000 to a maximum of $4,025,000 (the "Valuation Range"), resulting in a range of 297,500 to 402,500 Common Shares at $10 per share. The actual number of shares sold in connection with the Conversion will be determined upon completion of the Subscription Offering and the Community Offering (collectively, the "Offering") based on the final valuation of the Bank, as converted. See "Pricing and Number of Common Shares to be Sold."

    In accordance with the Plan, nontransferable subscription rights to purchase Common Shares at a price of $10 per share are being offered in the Subscription Offering, subject to the rights and restrictions established by the Plan, to (a) eligible depositors of the Bank as of May 31, 1995 (the "Eligibility Record Date"), (b) the ESOP and (c) members of the Bank eligible to vote at the Special Meeting ("Other Eligible Members"). To the extent that all of the Common Shares are not subscribed for in the Subscription Offering, the remaining Common Shares are concurrently being offered to the general public in the Community Offering, in which preference will be given to natural persons residing in Hamilton County, Ohio. See "Community Offering."

    The minimum number of Common Shares any person may purchase in the Offering is 25. Except for the ESOP, which may purchase up to 8% of the total Common Shares sold in the Offering, (i) no Eligible Account Holder (hereinafter defined), Supplemental Eligible Account Holder (hereinafter defined), if any, or Other Eligible Member may purchase in the Offering more than 2.5% of the total Common Shares sold in the Offering, (ii) no person, together with his or her Associates (hereinafter defined) and other persons acting in concert with him or her, may purchase in the Community Offering more than 2.5% of the total Common Shares sold in the Offering, and (iii) no person, together with his or her Associates and other persons acting in concert with him or her, may purchase more than 5% of the total Common Shares sold in the Offering. In connection with the exercise of subscription rights arising from a deposit account or a loan account in which two or more persons have an interest, the aggregate maximum number of Common Shares which the persons having an interest in such account may purchase is 2.5% of the total Common Shares sold in the Offering. Subject to OTS regulations, the maximum purchase limitation may be increased or decreased after the commencement of the Offering in the sole discretion of the Boards of Directors of the Holding Company and the Bank. If the maximum purchase limitation is increased to more than 2.5% of the Common Shares, persons who have subscribed for 2.5% of the Common Shares will be given the opportunity to increase their subscriptions. See "Limitations on Purchase of Common Shares."

    OTS and Ohio regulations require the completion of the Conversion within 24 months after the date of the approval of the Plan by the Voting Members of the Bank. The commencement and completion of the Conversion will be subject to market conditions and other factors beyond the Bank's control. Due to changing economic and market conditions, no assurance can be given as to the length of time that will be required to complete the sale of the Common Shares. If delays are experienced, significant changes may occur in the estimated pro forma market value of the Bank. In such circumstances, the Bank may also incur substantial additional printing, legal and accounting expenses in completing the Conversion. In the event the Conversion is not successfully completed, the Bank will be required to charge all Conversion expenses against current earnings.

PRINCIPAL EFFECTS OF THE CONVERSION

    VOTING RIGHTS. Savings account holders and borrowers who are members of the Bank in its mutual form will have no voting rights in the Bank as converted and will not participate, therefore, in the election of directors or otherwise control the Bank's affairs. Voting rights in the Holding Company will be held exclusively by its shareholders and voting rights in the Bank will be held exclusively by the Holding Company. Each holder of the Holding Company's common shares will be entitled to one vote for each share owned on any matter to be considered by the Holding Company's shareholders. See "DESCRIPTION OF AUTHORIZED SHARES."

    SAVINGS ACCOUNTS AND LOANS. Savings accounts in the Bank, as converted, will be equivalent in amount, interest rate and other terms to the present savings accounts in the Bank, and the existing FDIC insurance on such deposits will not be affected by the Conversion. The Conversion will not affect the terms of loan accounts or the rights and obligations of borrowers under their individual contractual arrangements with the Bank.

    TAX CONSEQUENCES. The consummation of the Conversion is expressly conditioned on receipt by the Bank of a private letter ruling from the Internal Revenue Service or an opinion of counsel to the effect that the Conversion will constitute a tax-free reorganization as defined in Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). The Bank intends to proceed with the Conversion based upon an opinion rendered by its special counsel, Vorys, Sater, Seymour and Pease, to the following effect:

        (1)  The Conversion constitutes  a reorganization within  the meaning of
    Section 368(a)(1)(F) of the Code, and no gain or loss will be recognized by the Bank in its mutual form or in its stock form as a result of the Conversion. The Bank in its mutual form and the Bank in its stock form will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

        (2) No gain or loss will be recognized by the Bank upon the receipt of money from the Holding Company in exchange for the capital stock of the Bank, as converted;

        (3) The assets of the Bank will have the same basis in its hands immediately after the Conversion as they had in its hands immediately prior to the Conversion and the holding period of the assets of the Bank after the Conversion will include the period during which the assets were held by the Bank before the Conversion;

        (4) No gain or loss will be recognized by the deposit account holders of the Bank upon the issuance to them, in exchange for their respective withdrawable deposit accounts in the Bank immediately prior to the Conversion, of withdrawable deposit accounts in the Bank immediately after the Conversion, in the same dollar amount as their withdrawable deposit accounts in the Bank immediately prior to the Conversion, plus, in the case of Eligible Account Holders and Supplemental Eligible Account Holders, the interests in the Liquidation Account (hereinafter defined) of the Bank, as described below;

        (5) The basis of the withdrawable deposit accounts in the Bank held by its deposit account holders immediately after the Conversion will be the same as the basis of their deposit accounts in the Bank immediately prior to the Conversion. The basis of the interests in the Liquidation

    Account received by the Eligible Account Holders and Supplemental Eligible Account Holders will be zero. The basis of the nontransferable subscription rights received by Eligible Account Holders, Supplemental Eligible Account Holders and Other Eligible Members will be zero (assuming that at distribution such rights have no ascertainable fair market value);

        (6) No gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Eligible Members upon the distribution to them of nontransferable subscription rights to purchase Common Shares (assuming that at distribution such rights have no ascertainable fair market value), and no taxable income will be realized by such Eligible Account Holders, Supplemental Eligible Account Holders or Other Eligible Members as a result of their exercise of such nontransferable subscription rights;

        (7) The basis of the Common Shares purchased by members of the Bank pursuant to the exercise of subscription rights will be the purchase price thereof (assuming that such rights have no ascertainable fair market value and that the purchase price is not less than the fair market value of the shares on the date of such exercise), and the holding period of such shares will commence on the date of such exercise. The basis of the Common Shares purchased other than by the exercise of subscription rights will be the purchase price thereof (assuming in the case of the other subscribers that the opportunity to buy in the Subscription Offering has no ascertainable fair market value) and the holding period of such shares will commence on the day after the date of the purchase;

        (8) For purposes of Section 381 of the Code, the Bank will be treated as if there had been no reorganization. The taxable year of the Bank will not end on the effective date of the Conversion. Immediately after the Conversion, the Bank in its stock form will succeed to and take into account the tax attributes of the Bank in its mutual form immediately prior to the Conversion, including the Bank's earnings and profits or deficit in earnings and profits;

        (9) The bad debt reserves of the Bank in its mutual form immediately prior to the Conversion will not be required to be restored to the gross income of the Bank in its stock form as a result of the Conversion and immediately after the Conversion such bad debt reserves will have the same character in the hands of the Bank in its stock form as they would have had if there had been no Conversion. The Bank in its stock form will succeed to and take into account the dollar amounts of those accounts of the Bank in its mutual form which represent bad debt reserves in respect of which the Bank in its mutual form has taken a bad debt deduction for taxable years ending on or before the Conversion; and

        (10) Regardless of book entries made for the creation of the Liquidation Account, the Conversion will not diminish the accumulated earnings and profits of the Bank available for the subsequent distribution of dividends within the meaning of Section 316 of the Code. The creation of the Liquidation Account on the records of the Bank will have no effect on its taxable income, deductions for additions to reserves for bad debts under
    Section 593 of the Code or distributions to stockholders under Section 593(e) of the Code.

        For   Ohio tax purposes, the tax  consequences of the Conversion will be as follows:

        (1) The Bank is a "financial institution" for State of Ohio tax purposes, and the Conversion will not change such status;

        (2) The Bank is subject to the Ohio corporate franchise tax on "financial institutions," which is imposed annually at a rate of 1.5% of the Bank's equity capital determined in accordance with generally accepted accounting principles ("GAAP"), and the Conversion will not change such status;

        (3) As a "financial institution," the Bank is not subject to any tax based upon net income or net profit imposed by the State of Ohio, and the Conversion will not change such status;

        (4) The Conversion will not be a taxable transaction to the Bank in its mutual or stock form for purposes of the Ohio corporate franchise tax. As a consequence of the Conversion, however, the annual Ohio corporate franchise tax liability of the Bank will increase if the taxable net worth of the Bank (i.e., book net worth computed in accordance with GAAP at the close of the Bank's taxable year for federal income tax purposes) increases thereby; and

        (5) The Conversion will not be a taxable transaction to any deposit account holder or borrower member of the Bank in its mutual or stock form for purposes of the Ohio corporate franchise tax and the Ohio personal income tax.

    The Bank has received an opinion from Keller & Company, a firm which evaluates and appraises financial institutions ("Keller"), to the effect that the subscription rights have no ascertainable fair market value because the rights are received by specified persons at no cost, may not be transferred and are of short duration. The IRS could challenge the assumption that the subscription rights have no ascertainable fair market value.

    LIQUIDATION ACCOUNT. In the unlikely event of a complete liquidation of the Bank in its present mutual form, each depositor in the Bank would receive a pro rata share of any assets of the Bank remaining after payment of the claims of all creditors, including the claims of all depositors to the withdrawable value of their savings accounts. A depositor's pro rata share of such remaining assets would be the same proportion of such assets as the value of such depositor's savings deposits bears to the total aggregate value of all savings deposits in the Bank at the time of liquidation.

    In the event of a complete liquidation of the Bank in its stock form after the Conversion, each savings depositor would have a claim of the same general priority as the claims of all other general creditors of the Bank. Except as described below, each depositor's claim would be solely in the amount of the balance in such depositor's savings account plus accrued interest. The depositor would have no interest in the assets of the Bank above that amount. Such assets would be distributed to the shareholders of the Bank.

    For the purpose of granting a limited priority claim to the assets of the Bank in the event of a complete liquidation thereof to Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain savings accounts at the Bank after the Conversion, the Bank will, at the time of the Conversion, establish the Liquidation Account in an amount equal to the retained earnings of the Bank as of March 31, 1996. The Liquidation Account will not operate to restrict the use or application of any of the regulatory capital of the Bank.

    Each Eligible Account Holder and Supplemental Eligible Account Holder will have a separate inchoate interest (the "Subaccount") in a portion of the Liquidation Account for Qualifying Deposits held on the Eligibility Record Date or June 30, 1996 (the "Supplemental Eligibility Record Date").

    The balance of each initial Subaccount shall be an amount determined by multiplying the amount in the Liquidation Account by a fraction, the numerator of which is the closing balance in the account holder's account as of the close of business on the Eligibility Record Date or the Supplemental Eligibility Record Date and the denominator of which is the total amount of all Qualifying Deposits of Eligible Account Holders on the Eligibility Record Date or the Supplemental Eligibility Record Date. The balance of each Subaccount may be decreased but will never be increased. If, at the close of business on the last day of any fiscal year subsequent to the Eligibility Record Date or the Supplemental Eligibility Record Date, the balance in the savings account to which a Subaccount relates is less than the lesser of (i) the deposit balance in such savings account at the close of business on any other annual closing date subsequent to the Eligibility Record Date or the Supplemental Eligibility Record Date or (ii) the amount of the Qualifying Deposit as of the Eligibility Record Date or the Supplemental Eligibility Record Date, the balance of the Subaccount for such savings account shall be adjusted proportionately to the reduction in such savings account balance. In the event of any such downward adjustment, such Subaccount balance shall not be subsequently increased notwithstanding any increase in the deposit balance of the related savings account. If any savings account is closed, its related Subaccount shall be reduced to zero upon such closing.

    In the event of a complete liquidation of the converted Bank (and only in such event), each Eligible Account Holder and Supplemental Eligible Account Holder shall receive from the Liquidation Account a distribution equal to the current balance in each of such account holder's Subaccounts before any liquidation distribution may be made to the shareholders of the Bank. Any assets remaining after satisfaction of such liquidation rights and the claims of the Bank's creditors would be distributed to the shareholders of the Bank. No merger, consolidation, purchase of bulk assets or similar combination or transaction with another financial institution, the deposits of which are insured by the FDIC, will be deemed to be a complete liquidation for this purpose and, in any such transaction, the Liquidation Account shall be assumed by the surviving institution.

    COMMON SHARES. SHARES ISSUED UNDER THE PLAN CANNOT AND WILL NOT BE INSURED BY THE FDIC. For a description of the characteristics of the Common Shares, see "DESCRIPTION OF AUTHORIZED SHARES."

INTERPRETATION AND AMENDMENT OF THE PLAN

    To the extent permitted by law, all interpretations of the Plan by the Boards of Directors of the Holding Company and the Bank will be final. The Plan may be amended by the Boards of Directors of the Holding Company and the Bank at any time with the concurrence of the OTS and the Division. If the Bank determines, upon advice of counsel and after consultation with the OTS and the Division, that any such amendment is material, subscribers will be notified of the amendment and will be provided the opportunity to increase, decrease or cancel their subscriptions. Any person who does not affirmatively elect to continue his subscription or elects to rescind his subscription before the date specified in the notice will have all of his funds promptly refunded with interest. Any person who elects to decrease his subscription will have the appropriate portion of his funds promptly refunded with interest.

CONDITIONS AND TERMINATION

    The completion of the Conversion requires the approval of the Plan by the Voting Members of the Bank at the Special Meeting and the completion of the sale of the Common Shares within 24 months following the date of such approval. If these conditions are not satisfied, the Plan will automatically terminate and the Bank will continue its business in the mutual form of organization. The Plan may be voluntarily terminated by the Board of Directors at any time before the Special Meeting and at any time thereafter with the approval of the OTS and the Division.

SUBSCRIPTION OFFERING

    THE  SUBSCRIPTION OFFERING WILL  EXPIRE AT             .M., EASTERN TIME, ON
            , 1996 (THE "SUBSCRIPTION EXPIRATION DATE"). SUBSCRIPTION RIGHTS NOT EXERCISED BEFORE THE SUBSCRIPTION EXPIRATION DATE WILL BE VOID, WHETHER OR NOT THE BANK HAS BEEN ABLE TO LOCATE THE PERSONS ENTITLED TO SUCH SUBSCRIPTION RIGHTS.

    Nontransferable subscription rights to purchase Common Shares are being issued at no cost to all eligible persons and entities in accordance with the preference categories established by the Plan, as described below. Each subscription right may be exercised only by the person to whom it is issued and only for his or her own account. EACH PERSON SUBSCRIBING FOR COMMON SHARES MUST REPRESENT TO THE BANK THAT HE OR SHE IS PURCHASING THE COMMON SHARES FOR HIS OR HER OWN ACCOUNT AND THAT HE OR SHE HAS NO AGREEMENT OR UNDERSTANDING WITH ANY OTHER PERSON FOR THE SALE OR TRANSFER OF THE COMMON SHARES. ANY PERSON WHO ATTEMPTS TO TRANSFER HIS OR HER SUBSCRIPTION RIGHTS MAY BE SUBJECT TO PENALTIES AND SANCTIONS, INCLUDING LOSS OF THE SUBSCRIPTION RIGHTS.

    The number of Common Shares which a person who has subscription rights may purchase will be determined, in part, by the total number of Common Shares to be issued and the availability of Common Shares for purchase under the preference categories set forth in the Plan and certain other limitations. See "Limitations on Purchases of Common Shares." The sale of any Common Shares pursuant to subscriptions received is contingent upon approval of the Plan by the Voting Members of the Bank at the Special Meeting.

    The preference categories and preliminary purchase limitations which have been established by the Plan, in accordance with applicable regulations, for the allocation of Common Shares are as follows:

        (a) Each account holder who has a Qualifying Deposit with the Bank on the Eligibility Record Date (the "Eligible Account Holders") shall receive, without payment therefor, the nontransferable right to purchase in the Subscription Offering up to 2.5% of the total Common Shares sold in the Offering. If the exercise of subscription rights in this Category 1 results in an over-subscription, Common Shares will be allocated among subscribing Eligible Account Holders in a manner which will, to the extent possible, make the total allocation of each subscriber equal 100 shares or the amount subscribed for, whichever is less. Any Common Shares remaining after such allocation has been made will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unfilled in the proportion which the amount of their respective Qualifying Deposits on the Eligibility Record Date bears to the total Qualifying Deposits of all Eligible Account Holders on such date. Notwithstanding the foregoing, Common Shares in excess of 402,500, the maximum of the Valuation Range, may be sold to the ESOP before fully satisfying the subscriptions of Eligible Account Holders. For purposes of this paragraph (a), increases in the Qualifying Deposits of directors and executive officers of the Bank during the twelve months preceding the Eligibility Record Date shall not be considered. No fractional shares will be issued.

        (b) The ESOP shall receive, without payment therefor, the nontransferable right to purchase in the Subscription Offering Common Shares in an aggregate amount of up to 10% of the Common Shares sold in the Offering, provided that shares remain available after satisfying the subscription rights of Eligible Account Holders up to the maximum of the Valuation Range pursuant to paragraph (a) above. Although the Plan and OTS regulations permit the ESOP to purchase up to 10% of the Common Shares, the Holding Company anticipates that the ESOP will purchase 8% of the Common Shares. If the ESOP is unable to purchase all or part of the Common Shares for which it subscribes, the ESOP may purchase Common Shares on the open market or may purchase authorized but unissued shares of the Holding Company. If the ESOP purchases authorized but unissued shares from the Holding Company, such purchases could have a dilutive effect on the interests of the Holding Company's shareholders. See "RISK FACTORS -- Potential Impact of Benefit Plans on Net Earnings and Shareholders' Equity" in the Prospectus.

        (c) If the Eligibility Record Date is more than 15 months prior to the date of the latest amendment to the Bank's conversion application filed with the OTS, each account holder who has a Qualifying Deposit at the Bank as of the Supplemental Eligibility Record Date (the "Supplemental Eligible Account Holders"), will receive, without payment, the non-transferable right to purchase in the Subscription Offering up to 2.5% of the total Common Shares sold in the Offering, provided that shares remain available after satisfying the subscription rights of Eligible Account Holders and the ESOP pursuant to paragraphs (a) and (b) above. If the exercise of subscription rights by Supplemental Eligible Account Holders results in an oversubscription, Common Shares will be allocated among subscribing Supplemental Eligible Account Holders in a manner which will, to the extent possible, make the total allocation of each subscriber equal 100 shares or the amount subscribed for, whichever is less. Any Common Shares remaining after such allocation has been made will be allocated among the subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled in the proportion which the amount of their respective Qualifying Deposits on the Supplemental Eligibility Record Date bears to the total Qualifying Deposits of all Supplemental Eligible Account Holders on such date. No fractional shares will be issued.

        Subscription rights received by Supplemental Eligible Account Holders, if any, will be subordinate to the subscription rights of Eligible Account Holders and the ESOP.

        (d) Each Other Eligible Member, other than an Eligible Account Holder or Supplemental Eligible Account Holder, shall receive, without payment therefor, the nontransferable right to purchase in the Subscription Offering up to 2.5% of the Common Shares to be sold in the Offering, provided that shares remain available after satisfying the subscription rights of Eligible Account Holders, the ESOP and
    Supplemental Eligible Account  Holders pursuant to  paragraphs (a), (b)  and
    (c) above. In the event of an oversubscription by Other Eligible Members, the available Common Shares will be allocated among subscribing Other Eligible Members in the same proportion that their subscriptions bear to the total amount of subscriptions by all Other Eligible Members.

    The subscription rights granted under this Plan are nontransferable. Each subscription right may be exercised only by the person to whom it is issued and only for such person's own account. Each person exercising subscription rights will be required to certify that such person is purchasing for such person's own account and that such person has no agreement or understanding for the sale or transfer of the Common Shares to which such person subscribes. The Bank will use the information provided on the Order Form to ensure that those persons subscribing in the Subscription Offering have subscription rights and that the orders submitted do not exceed applicable purchase limitations. In order to ensure proper identification of subscription rights and proper allocations in the event of an oversubscription, it is the responsibility of each subscriber to provide correct account verification information and the correct address of the subscriber's primary residence.

    The Bank will make reasonable efforts to comply with the securities laws of all states in the United States in which persons having subscription rights reside. However, no such person will be offered or receive any Common Shares under the Plan who resides in a foreign country or in a state of the United States with respect to which each of the following apply: (i) under the securities laws of such country or state, the granting of subscription rights or the offer or sale of Common Shares to such persons would require the Holding Company or its officers or directors to register as a broker or dealer or to register or otherwise qualify its securities for sale in such country or state; and (ii) such registration or qualification would be impracticable for reasons of cost or otherwise.

COMMUNITY OFFERING

    Concurrently with the Subscription Offering, the Holding Company is offering Common Shares in the Community Offering, subject to the limitations set forth below, to the extent such shares remain available after the satisfaction of all orders received in the Subscription Offering. If subscriptions are received in the Subscription Offering for at least 462,875 Common Shares, Common Shares may not be available for purchase in the Community Offering. All sales of Common Shares in the Community Offering will be at the same price per share as in the Subscription Offering. THE COMMUNITY OFFERING MAY BE TERMINATED AT ANY TIME AFTER ORDERS FOR AT LEAST 462,875 COMMON SHARES HAVE BEEN RECEIVED, BUT IN NO
EVENT  LATER THAN          , 1996 (THE "COMMUNITY EXPIRATION DATE"), WITHOUT THE
CONSENT OF THE OTS AND THE DIVISION.

    In the event shares are available for the Community Offering, members of the general public, each together with his or her Associates and other persons acting in concert with him or her, may purchase up to 2.5% of the total Common Shares sold in the Offering. If an insufficient number of Common Shares is available to fill all of the orders received in the Community Offering, the available Common Shares will be allocated in a manner to be determined by the Boards of Directors of the Holding Company and the Bank, subject to the following:

        (i) Preference will be given to natural persons who are residents of Hamilton County, Ohio, the county in which the office of the Bank is located;

        (ii) Orders received in the Community Offering will first be filled up to the lesser of the number of shares subscribed for or 2% of the total number of Common Shares offered, with any remaining shares allocated on an equal number of shares per order basis until all orders have been filled; and

        (iii) The right of any person to purchase Common Shares in the Community Offering is subject to the right of the Holding Company and the Bank to accept or reject such purchases in whole or in part.

    The term "resident", as used herein with respect to the Community Offering, means any natural person who, on the date of submission of an Order Form, maintained a bona fide residence within Hamilton County, Ohio.

LIMITATIONS ON PURCHASES OF COMMON SHARES

    The Plan provides for certain additional limitations to be placed upon the purchase of Common Shares. To the extent Common Shares are available, the minimum number of Common Shares that may be purchased by any party is 25, or $250. No fractional shares will be issued. Purchases in the Offering are further subject to the limitations that (i) no Eligible Account Holder, Supplemental Eligible Account Holder, if any, or Other Eligible Member may purchase in the Offering more than 2.5% of the total Common Shares sold in the Offering, (ii) no person, together with his or her Associates and other persons acting in concert with him or her, may purchase in the Community Offering more than 2.5% of the total Common Shares sold in the Offering, and (iii) no person, together with his or her Associates and other persons acting in concert with him or her, may purchase more than 5% of the total Common Shares sold in the Offering. In connection with the exercise of subscription rights arising from a deposit account or a loan account in which two or more persons have an interest, the aggregate maximum number of Common Shares which the persons having an interest in such account may purchase is 2.5% of the total Common Shares sold in the Offering. Such limitation does not apply to the ESOP. Subject to applicable regulations, the purchase limitation may be increased or decreased after the commencement of the Offering by the Boards of Directors. A person's associates consist of the following ("Associates"): (a) any corporation or organization (other than the Bank) of which such person is an officer, partner or, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; (b) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such person, or relative of such spouse, who either has the same home as such person or who is a director or officer of the Bank.

    Executive officers and directors of the Bank, together with their Associates, may not purchase, in the aggregate, more than 35% of the total Common Shares sold in the Offering. Shares acquired by the ESOP will not, pursuant to regulations governing the Conversion, be aggregated with the shares purchased by the directors, officers and employees of the Bank.

    Purchases of Common Shares in the Offering are also subject to the change in control regulations of the OTS which restrict direct and indirect purchases of 10% or more of the stock of any savings bank by any person or group of persons acting in concert, under certain circumstances. See "RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY AND THE BANK -- Federal Law and Regulation" in the Prospectus.

    After the Conversion, the Common Shares, except for shares purchased by affiliates of the Bank, will be freely transferable, subject to OTS and Division regulations.

PLAN OF DISTRIBUTION

    The offering of the Common Shares is made only pursuant to the Prospectus, a copy of which has been provided with this Summary Proxy Statement and copies of which are available at the office of the Bank. Officers and directors of the Bank will be available to answer questions about the Conversion and may also hold informational meetings for interested persons. Such officers and directors will not be permitted to make statements about the Holding Company or the Bank unless such information is also set forth in the Prospectus, nor will they render investment advice. No officer, director or employee of the Holding Company or the Bank will be compensated, directly or indirectly, for any activities in connection with the offer or sale of Common Shares issued in the Conversion.

    To assist the Holding Company and the Bank in marketing the Common Shares, the Holding Company and the Bank have retained Charles Webb & Company ("Webb"), a broker-dealer registered with the SEC and a member of the National Association of Securities Dealers. Webb will consult with and advise the Bank and assist with the sale of the Common Shares in connection with the Conversion. The services to be rendered by Webb include the following: (1) assisting the Holding Company and the Bank in conducting the Subscription Offering and the Community Offering; (2) training and educating Bank personnel about the Conversion process; (3) organizing and conducting meetings to provide information to prospective investors about the Conversion; (4) keeping records of orders for Common Shares; and (5) assisting in the collection of proxies from members for use at the Special Meeting.

    For its services, Webb will receive a financial advisory fee in the amount of $50,000. Selected Dealers will receive fees equal to 4% of the purchase price of Common Shares sold, if any, pursuant to Selected Dealer Agreements. In addition, the Holding Company will reimburse Webb for certain expenses, including reasonable legal fees. Such expenses shall not exceed $30,000. Webb is not obligated to purchase any Common Shares.

    The Holding Company and the Bank have agreed to indemnify Webb and its directors, officers, employees, agents and any controlling person against any and all loss, liability, claim, damage or expense arising out of any untrue statement, or alleged untrue statement, of a material fact contained in the Summary Proxy Statement or the Prospectus, any application to regulatory authorities, any "blue sky" application, or any other related document prepared or executed by or on behalf of the Holding Company or the Bank with its consent in connection with, or in contemplation of, the Conversion, or any omission therefrom of a material fact required to be stated therein, unless such untrue statement or omission, or alleged untrue statement or omission, was made in reliance upon certain information furnished to the Bank by Webb expressly for use in the Summary Proxy Statement or the Prospectus.

    The Common Shares will be offered principally by the distribution of this Prospectus and through activities conducted at the Conversion Information Center, which will be located at the office of the Bank. The Conversion Information Center will be staffed by one or more of Webb's employees, who will be responsible for mailing materials relating to the Offering, responding to questions regarding the Conversion and the Offering and processing stock orders.

    A conspicuous legend that the Common Shares are not a federally-insured or guaranteed deposit or account appears on all offering documents used in connection with the Conversion and will appear on the certificates representing the Common Shares. Any person purchasing Common Shares will be required to execute the Stock Order Form certifying such person's knowledge that the Common Shares are not federally-insured or guaranteed and that the purchaser has received a Prospectus and understands the investment risk involved.

    Sales of Common Shares will be made by registered representatives affiliated with Webb. Management and the employees of the Bank may participate in the Offering in clerical capacities, providing administrative support in effecting sales transactions or answering questions relating to the proper execution of the Stock Order Form. Management of the Bank may answer questions regarding the business of the Bank. Other questions of prospective purchasers, including questions as to the nature of the investment, will be directed to registered representatives. Management and the employees of the Bank have been instructed not to solicit offers to purchase Common Shares or to provide advice regarding the purchase of Common Shares.

    The Bank's personnel will assist in the above-described sales activities pursuant to an exemption from registration as a broker or dealer provided by Rule 3a4-1 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"). Rule 3a4-1 generally provides that an "associated person of an issuer" of securities shall not be deemed a broker solely by reason of participation in the sale of securities of such issuer if the associated person meets certain conditions. Such conditions include, but are not limited to, that the associated person participating in the sale of an issuer's securities not be compensated in connection therewith at the time of participation, that such person not be associated with a broker or dealer and that such person observe certain limitations on his participation in the sale of securities. For purposes of this exemption, "associated person of an issuer" is defined to include any person who is a director, officer or employee of the issuer or a company that controls, is controlled by or is under common control with the issuer.

EFFECT OF EXTENSION OF COMMUNITY OFFERING

    If  the Community Offering extends beyond           , 1996, persons who have
subscribed for Common Shares in the Subscription Offering or in the Community Offering will receive a written notice that they have the right to increase, decrease or rescind their subscriptions for Common Shares at any time prior to 20 days before the end of the extension period. Any person who does not affirmatively elect to continue his subscription or elects to rescind his subscription during any such extension will have all of his funds promptly refunded with interest. Any person who elects to decrease his subscription during any such extension shall have the appropriate portion of his funds promptly refunded with interest.

USE OF ORDER FORMS

    Subscriptions for Common Shares in the Subscription Offering and the Community Offering may be made only by completing and submitting a Stock Order Form. Any person who desires to subscribe for Common Shares in the Subscription Offering must do so by delivering to the Bank, by mail or in person, prior to
 .m., Eastern Time, on          , 1996, a properly executed and completed  Stock
Order Form, together with full payment of the subscription price of $10 for each Common Share for which subscription is made. No facsimile or photocopied Stock Order Forms will be accepted.

    AN EXECUTED STOCK ORDER FORM, ONCE RECEIVED BY THE BANK, MAY NOT BE MODIFIED, AMENDED OR RESCINDED WITHOUT THE CONSENT OF THE BANK, UNLESS (I) THE
COMMUNITY OFFERING IS  NOT COMPLETED BY              , 1996, OR  (II) THE  FINAL
VALUATION  OF  THE BANK,  AS CONVERTED,  IS  LESS THAN  $2,975,000 OR  MORE THAN
$4,628,750. IF EITHER OF THOSE EVENTS OCCURS, PERSONS WHO HAVE SUBSCRIBED FOR COMMON SHARES IN THE OFFERING WILL BE GIVEN NOTICE THAT THEY HAVE A RIGHT TO INCREASE, DECREASE OR RESCIND THEIR SUBSCRIPTIONS. ANY PERSON WHO DOES NOT AFFIRMATIVELY ELECT TO CONTINUE HIS SUBSCRIPTION OR ELECTS TO RESCIND HIS SUBSCRIPTION DURING ANY SUCH EXTENSION WILL HAVE ALL OF HIS FUNDS PROMPTLY REFUNDED WITH INTEREST. ANY PERSON WHO ELECTS TO DECREASE HIS SUBSCRIPTION DURING ANY SUCH EXTENSION WILL HAVE THE APPROPRIATE PORTION OF HIS FUNDS PROMPTLY REFUNDED WITH INTEREST. IN ADDITION, IF THE MAXIMUM PURCHASE LIMITATION IS INCREASED TO MORE THAN 2.5% OF THE COMMON SHARES, PERSONS WHO HAVE SUBSCRIBED FOR 2.5% OF THE COMMON SHARES WILL BE GIVEN THE OPPORTUNITY TO INCREASE THEIR SUBSCRIPTIONS.

PAYMENT FOR COMMON SHARES

    Payment of the subscription price for all Common Shares for which a subscription is made must accompany a completed Order Form in order for such subscription to be valid. Payment for Common Shares may be made (i) in cash, if delivered in person, (ii) by check, bank draft or money order, or (iii) by authorization of withdrawal from savings accounts in the Bank (other than non-self-directed IRAs and Keogh Accounts). The Bank cannot lend money or otherwise extend credit to any person to purchase Common Shares.

    Payments made in cash or by check, bank draft or money order will be placed in a segregated savings account insured by the FDIC up to applicable limits until the Conversion is completed or terminated. Interest will be paid by the Bank on such account at the Bank's then current passbook savings account rate, which is currently % with an annual percentage yield of %, from the date payment is received until the Conversion is completed or terminated. Payments made by check will not be deemed to have been received until such check has cleared for payment.

    Instructions for authorizing withdrawals from savings accounts are provided in the Order Form. Once a withdrawal has been authorized, none of the designated withdrawal amount may be used by a subscriber for any purpose other than to purchase Common Shares, unless the Conversion is terminated. All sums authorized for withdrawal will continue to earn interest at the contract rate for such account or certificate until the completion or termination of the Conversion. Interest penalties for early withdrawal applicable to certificate accounts will be waived in the case of withdrawals authorized for the purchase of Common Shares. If a partial withdrawal from a certificate account results in a balance less than the applicable minimum balance requirement, the certificate will be cancelled and the remaining balance will earn interest at the Bank's passbook rate subsequent to the withdrawal.

    In order to utilize funds in an IRA or Keogh account maintained at the Bank, the funds must be transferred to a self-directed IRA or Keogh account that permits the funds to be invested in stock. The beneficial owner of the IRA or Keogh account must direct the trustee of the account to use funds from such account to purchase Common Shares in connection with the Conversion. THIS CANNOT BE DONE THROUGH THE MAIL. Persons who are interested in utilizing IRAs or Keogh accounts at the Bank to subscribe for Common Shares should contact the
Conversion Information Center at (513)    -    for instructions and assistance.

    Subscriptions will not be filled by the Bank until subscriptions have been received in the Offering for up to 297,500 Common Shares, the minimum point of the Valuation Range. If the Conversion is terminated, all funds delivered to the Bank for the purchase of Common Shares will be returned with interest, and all charges to savings accounts will be rescinded. If subscriptions are received for at least 297,500 Common Shares, subscribers and other purchasers will be notified by mail, promptly on completion of the sale of the Common Shares, of the number of shares for which their subscriptions have been accepted. The funds on deposit with the Bank for the purchase of Common Shares will be withdrawn and paid to the Holding Company in exchange for the Common Shares. Certificates representing Common Shares will be delivered promptly thereafter. The Common Shares will not be insured by the FDIC.

    If the ESOP subscribes for Common Shares in the Subscription Offering, it will not be required to pay for the shares subscribed for at the time it subscribes but may pay for such Common Shares upon consummation of the Conversion.

SHARES TO BE PURCHASED BY MANAGEMENT PURSUANT TO SUBSCRIPTION RIGHTS

    The   following  table   sets  forth   certain  information   regarding  the
subscription rights intended to be exercised by the directors and executive officers of the Bank:

                                                      TOTAL         PERCENT OF TOTAL         AGGREGATE PURCHASE
NAME                                                 SHARES            OFFERING(1)                  PRICE
- -------------------------------------------------  -----------  -------------------------  -----------------------
Mardelle Dickhaut................................       3,500               1.00%               $      35,000
Ruth C. Emden....................................       5,250               1.50                       52,500
Laird L. Lazelle.................................       8,750               2.50                       87,500
Robert E. Levitch................................       7,000               2.00                       70,000
Margo Liebert....................................       2,500               0.71                       25,000
Dianne K. Rabe...................................       3,500               1.00                       35,000
Michael S. Schwartz..............................       8,750               2.50                       87,500
Paul L. Silverglade..............................       8,750               2.50                       87,500
Ivan J. Silverman................................       8,750               2.50                       87,500
All directors and executive officers as a
 group(2)........................................      74,250              21.21%               $     742,500

- ------------------------
(1) Assumes that 350,000 Common Shares will be sold in the Offering at $10 per share and that a sufficient number of Common Shares will be available to satisfy the intended purchases by directors and executive officers. See "Pricing and Number of Common Shares to be Sold."

(2) Includes intended purchases by Associates of directors and executive officers, to the extent known.

    All purchases by executive officers and directors of the Bank are being made for investment purposes only and with no present intent to resell.

PRICING AND NUMBER OF COMMON SHARES TO BE SOLD

    The aggregate offering price of the Common Shares sold in the Offering will be based on the pro forma market value of the shares as determined by an independent appraisal of the Bank. Keller was retained by the Bank to prepare such independent appraisal. Keller will receive a fee of $15,000 for its appraisal and one update. Such amount includes out-of-pocket expenses.

    Keller was selected by the Board of Directors because it has extensive experience in the valuation of thrift institutions, particularly in the mutual-to-stock conversion context. The Board of Directors interviewed Keller's principal, reviewed the credentials of Keller's appraisal personnel and obtained references and recommendations from other companies which have engaged Keller. Keller is certified by the OTS as a mutual-to-stock conversion appraiser. The Bank and Keller have no relationships which would affect Keller's independence.

    The appraisal was prepared by Keller in reliance upon the information contained herein. Keller also considered the following factors, among others: the present and projected operating results and financial condition of the Bank and the economic and demographic conditions in the Bank's existing market area; the quality and depth of the Bank's management and personnel; certain historical financial and other information relating to the Bank; a comparative evaluation of the operating and financial statistics of the Bank with those of other thrift institutions; the aggregate size of the Offering; the impact of the Conversion on the Bank's regulatory capital and earnings potential; the trading market for stock of comparable thrift institutions and thrift holding companies; and general conditions in the markets for such stocks.

    Three valuation methods were used by Keller: price to book value; price to earnings; and price to assets. The most emphasis was placed on the price to book value method. The price to book value method compares the pro forma book value of the Bank, which takes into consideration the going concern value of a thrift institution, to the book value of the comparable group. Upward and downward adjustments are made, as appropriate, to account for variations between the Bank and the comparable group on specific factors. The net Conversion proceeds are included for purposes of determining the pro forma book value of the Bank. The book value method focuses on the Bank's financial condition and does not give as much consideration to earnings. The price to earnings method is used to ascertain the multiple of earnings at which the Bank is likely to trade, based on the multiple of earnings at which a comparable group of thrift institutions trades. The comparable group consisted of ten thrift institutions located in the Midwest which had similar operating and financial characteristics to the Bank. In calculating the price to earnings ratio, Keller used the Bank's core earnings for the 12 months ended March 31, 1996. The use of core earnings eliminates items which are not generated by the principle business activities of the Bank. The price to assets method does not consider the Bank's financial condition or earnings. Consequently, it is not heavily relied on in valuing financial institutions.

    The pro forma value of the Bank, as converted, determined by Keller, is $3,500,000 as of May 14, 1996. The Valuation Range established in accordance with the Plan is $2,975,000 to $4,025,000, which, based upon a per share offering price of $10, will result in the sale of between 297,500 and 402,500 Common Shares. The total number of Common Shares sold in the Offering will be determined in the discretion of the Board of Directors, based on the Valuation Range. Pro forma shareholders' equity per share and pro forma earnings per share decrease moving from the low end to the high end of the Valuation Range. See "PRO FORMA DATA" in the Prospectus.

    In the event that Keller determines at the close of the Conversion that the aggregate pro forma value of the Bank is higher or lower than the pro forma value, but is nevertheless equal to or greater than $2,975,000 or equal to or less than $4,628,750, the Holding Company will make an appropriate adjustment by raising or lowering the total number of Common Shares sold in the Offering consistent with the final valuation. The total number of Common Shares sold in the Offering will be determined in the discretion of the Board of Directors consistent with the final valuation. If, due to changing market conditions, the final valuation is less than $2,975,000 or more than $4,628,750, subscribers will be given notice of such final valuation and the right to affirm, increase, decrease or rescind their subscriptions. Any person who does not affirmatively elect to continue his subscription or elects to rescind his subscription before the date specified in the notice will have all of his funds promptly refunded with interest. Any person who elects to decrease his subscription will have the appropriate portion of his funds promptly refunded with interest.

    THE APPRAISAL BY KELLER IS NOT INTENDED, AND MUST NOT BE CONSTRUED, AS A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF PURCHASING COMMON SHARES OR VOTING TO APPROVE THE CONVERSION. IN PREPARING THE VALUATION, KELLER HAS RELIED UPON AND ASSUMED THE ACCURACY AND COMPLETENESS OF THE AUDITED FINANCIAL STATEMENTS AND STATISTICAL INFORMATION PROVIDED BY THE BANK. KELLER DID NOT INDEPENDENTLY VERIFY THE FINANCIAL STATEMENTS AND OTHER INFORMATION PROVIDED BY THE BANK, NOR DID KELLER VALUE INDEPENDENTLY THE ASSETS OR LIABILITIES OF THE BANK. THE VALUATION CONSIDERS THE BANK ONLY AS A GOING CONCERN AND SHOULD NOT BE CONSIDERED AS AN INDICATION OF THE LIQUIDATION VALUE OF THE BANK. MOREOVER, BECAUSE SUCH VALUATION IS NECESSARILY BASED UPON ESTIMATES AND PROJECTIONS OF A NUMBER OF MATTERS, ALL OF WHICH ARE SUBJECT TO CHANGE FROM TIME TO TIME, NO ASSURANCE CAN BE GIVEN THAT PERSONS PURCHASING COMMON SHARES WILL THEREAFTER BE ABLE TO SELL SUCH SHARES AT THE CONVERSION PURCHASE PRICE.

    A copy of the complete appraisal is on file and open for inspection at the offices of the OTS, 1700 G Street, N.W., Washington, D.C. 20552, at the Central Regional Office of the OTS, 200 W. Madison Street, Suite 1300, Chicago, Illinois 60606, at the offices of the Division, 77 S. High Street, Columbus, Ohio 43215, and at the offices of the Bank.

RESTRICTIONS ON REPURCHASE OF COMMON SHARES

    Federal regulations generally prohibit the Holding Company from repurchasing any of its capital stock for three years following the date of completion of the Conversion, except as part of an open-market stock repurchase program during the second and third years following the Conversion involving no more than 5% of the Holding Company's outstanding capital stock during a twelve-month period. The OTS has recently indicated, however, that it would permit repurchases beginning after six months following the completion of the Conversion. In addition, after such a repurchase, the Bank's regulatory capital must equal or exceed all regulatory capital requirements. Before commencement of such a program, the Holding Company must provide notice to the OTS, and the OTS may disapprove the program if the OTS determines that it would adversely affect the financial condition of the Bank or if it determines that there is no valid business purpose for such repurchase. Such repurchase restrictions would not prohibit the ESOP or the RRP from purchasing Common Shares during the first year following the Conversion.

    Ohio regulations prohibit the Holding Company from repurchasing shares during the first year after the Conversion if the effect thereof would be the failure of the Bank to meet its capital requirements.

RESTRICTIONS ON TRANSFERABILITY OF COMMON SHARES BY DIRECTORS AND OFFICERS

    Common Shares purchased by directors and executive officers of the Holding Company will be subject to the restriction that such shares may not be sold for a period of one year following completion of the Conversion, except in the event of the death of the shareholder. Common Shares issued by the Holding Company to directors and executive officers will bear a legend giving appropriate notice of the restriction imposed upon them. In addition, the Holding Company will give appropriate instructions to the transfer agent (if any) for the Common Shares in respect of the applicable restriction for transfer of any restricted shares. Any shares issued as a stock dividend, stock split or otherwise in respect of restricted shares will be subject to the same restrictions.

    Subject to certain exceptions, for a period of three years following the Conversion, no director or officer of the Holding Company or the Bank, or any of their Associates, may purchase any common shares of the Holding Company without the prior written approval of the OTS, except through a broker-dealer registered with the SEC. This restriction will not apply, however, to negotiated transactions involving more than 1% of a class of outstanding common shares of the Holding Company or shares acquired by any stock benefit plan of the Holding Company or the Bank.

    The Common Shares, like the stock of most public companies, are subject to the registration requirements of the Securities Act. Accordingly, the Common Shares may be offered and sold only in compliance with such registration requirements or pursuant to an applicable exemption from registration. Common Shares received in the Conversion by persons who are not "affiliates" of the Holding Company may be resold without registration. Common Shares received by affiliates of the Holding Company will be subject to resale restrictions. An "affiliate" of the Holding Company, for purposes of Rule 144, is a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, the Holding Company. Rule 144 generally requires that there be publicly available certain information concerning the Holding Company and that sales subject to Rule 144 be made in routine brokerage transactions or through a market maker. If the conditions of Rule 144 are satisfied, each affiliate (or group of persons acting in concert with one or more affiliates) is entitled to sell in the public market, without registration, in any three-month period, a number of shares which does not exceed the greater of (i) 1% of the number of outstanding shares of the Holding Company or (ii) if the shares are admitted to trading on a national securities exchange or reported through the automated quotation system of a registered securities association, the average weekly reported volume of trading during the four weeks preceding the sale.

OTHER

    THE PLAN IS ATTACHED TO THIS SUMMARY PROXY STATEMENT AS EXHIBIT A AND SHOULD BE REVIEWED CAREFULLY. ALL STATEMENTS MADE IN THIS SUMMARY PROXY STATEMENT AND THE PROSPECTUS ARE HEREBY QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN. THE ADOPTION OF THE PLAN BY THE VOTING MEMBERS AT THE SPECIAL MEETING WILL AUTHORIZE THE BOARDS OF DIRECTORS OF THE HOLDING COMPANY AND THE BANK TO AMEND OR TERMINATE THE PLAN. IF THE BOARDS OF DIRECTORS OF THE HOLDING COMPANY AND THE BANK DETERMINE, UPON ADVICE OF COUNSEL AND AFTER CONSULTATION WITH THE OTS AND THE DIVISION, THAT ANY SUCH AMENDMENT IS MATERIAL, SUBSCRIBERS WILL BE NOTIFIED OF THE AMENDMENT AND WILL BE PROVIDED THE OPPORTUNITY TO INCREASE, DECREASE OR CANCEL THEIR SUBSCRIPTIONS.

                                USE OF PROCEEDS

    The following table presents the estimated gross and net proceeds from the sale of the Common Shares in connection with the Conversion based on the Valuation Range:

                                                   MINIMUM       MID-POINT       MAXIMUM     MAXIMUM, AS ADJUSTED
                                                -------------  -------------  -------------  ---------------------
Gross proceeds................................  $   2,975,000  $   3,500,000  $   4,025,000     $     4,628,750
Less estimated expenses.......................        251,000        251,000        251,000             251,000
                                                -------------  -------------  -------------         -----------
Total net proceeds............................  $   2,724,000  $   3,249,000  $   3,774,000     $     4,377,750
                                                -------------  -------------  -------------         -----------
                                                -------------  -------------  -------------         -----------

    The net proceeds may vary depending upon financial and market conditions at the time of the completion of the Offering. See "THE CONVERSION -- Pricing and Number of Common Shares to be Sold." Actual expenses may be more or less than estimated. See "THE CONVERSION -- Plan of Distribution."

    The Holding Company will retain 50% of the net proceeds from the sale of the Common Shares, approximately $1.62 million at the mid-point of the Valuation Range. Such proceeds will be used by the Holding Company to lend up to $370,300 to the ESOP to acquire Common Shares in the Offering and for general corporate purposes, which may include dividends, repurchases of Common Shares and acquisitions of other financial institutions. The Holding Company presently has no plans or agreements relating to any such acquisitions or repurchases. OTS regulations generally prohibit stock repurchases in the six months following the completion of the Conversion without the prior approval of the OTS. See "THE CONVERSION -- Restrictions on Repurchase of Common Shares."

    The remainder of the net proceeds received from the sale of the Common Shares, approximately $1.25 million at the mid-point of the Valuation Range, will be invested by the Holding Company in the capital stock to be issued by the Bank to the Holding Company as a result of the Conversion. Such investment will increase the regulatory capital of the Bank and will permit the Bank to expand its lending and investment activities and to enhance customer services. The Bank anticipates that such net proceeds will be used to originate mortgage loans.

                            MARKET FOR COMMON SHARES

    There is presently no market for the Common Shares. The existence of a market in the Common Shares upon the completion of the Conversion will depend upon the presence in the marketplace of both willing buyers and willing sellers at any given time. It is expected that the Common Shares will be quoted and traded on the over-the-counter market through brokers participating on the National Daily Quotation Service. Because of the limited size of the Offering, however, it is unlikely that an active market for the common shares will develop after the completion of the Conversion or, if such market does develop, that it will continue. Investors should consider, therefore, the potentially illiquid and long-term nature of an investment in the Common Shares. See "RISK FACTORS -- Limited Market for the Common Shares" in the Prospectus.

    The appraisal of the pro forma market value of the Bank, as converted, does not represent Keller's opinion as to the price at which the Common Shares may trade. There can be no assurance that the Common Shares may later be resold at the price at which they are purchased in connection with the Conversion.

                                DIVIDEND POLICY

    The declaration and payment of dividends by the Holding Company will be subject to the discretion of the Board of Directors of the Holding Company, to the earnings and financial condition of the Holding Company and to general economic conditions. If the Board of Directors of the Holding Company determines, in the exercise of its discretion, that the net income, capital and consolidated financial condition of the Holding Company and the general economy justify the declaration and payment of dividends by the Holding Company, the Board of Directors of the Holding Company may authorize the payment of dividends on the Common Shares, subject to the limitation under Ohio law that a corporation may pay dividends only out of surplus. There can be no assurance that dividends will be paid on the Common Shares or, if paid, will continue to be paid.

    Other than earnings on the investment of the proceeds retained by the Holding Company, the only source of income of the Holding Company will be dividends periodically declared and paid by the Board of Directors of the Bank on the common shares of the Bank held by the Holding Company. The declaration and payment of dividends by the Bank to the Holding Company will be subject to the discretion of the Board of Directors of the Bank, to the earnings and financial condition of the Bank, to general economic conditions and to federal and state restrictions on the payment of dividends by thrift institutions. Under regulations of the OTS applicable to converted savings associations, the Bank will not be permitted to pay a cash dividend on its capital stock after the Conversion if its regulatory capital would, as a result of the payment of such dividend, be reduced below the amount required for the Liquidation Account or the applicable regulatory capital requirement prescribed by the OTS. See "THE CONVERSION -- Principal Effects of the Conversion -- Liquidation Account" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Liquidity and Capital Resources" in the Prospectus. The Bank may not pay a dividend unless such dividend also complies with a regulation of the OTS limiting capital distributions by savings associations. Capital distributions, for purposes of such regulation, include, without limitation, payments of cash dividends, repurchases and certain other acquisitions by an association of its shares and payments to stockholders of another association in an acquisition of such other association. See "REGULATION -- Office of Thrift Supervision -- Limitations on Capital Distributions" in the Prospectus.

                        DESCRIPTION OF AUTHORIZED SHARES

GENERAL

    The Articles of Incorporation of the Holding Company authorize the issuance of 2,000,000 common shares. The common shares authorized by the Holding Company's Articles of Incorporation have no par value. Upon receipt by the Holding Company of the purchase price therefor and subsequent issuance thereof, each Common Share will be fully paid and nonassessable. The Common Shares of the Holding Company will represent nonwithdrawable capital and will not and cannot be insured by the FDIC. Each Common Share will have the same relative rights and will be identical in all respects to every other Common Share.

    The following is a summary description of the rights of the common shares of the Holding Company, including the material express terms of such shares as set forth in the Holding Company's Articles of Incorporation.

LIQUIDATION RIGHTS

    In the event of the complete liquidation or dissolution of the Holding Company, the holders of the Common Shares will be entitled to receive all assets of the Holding Company available for distribution, in cash or in kind, after payment or provision for payment of (i) all debts and liabilities of the Holding Company, (ii) any accrued dividend claims, and (iii) any interests in the Liquidation Account. See "THE CONVERSION -- Liquidation Account."

VOTING RIGHTS

    The holders of the Common Shares will possess exclusive voting rights in the Holding Company, unless preferred shares are issued. Each holder of Common Shares will be entitled to one vote for each share held of record on all matters submitted to a vote of holders of common shares. See "RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY AND THE BANK -- Articles of Incorporation of the Holding Company -- Elimination of Cumulative Voting" in the Prospectus.

DIVIDENDS

    The holders of the Common Shares will be entitled to the payment of dividends when, as and if declared by the Board of Directors and paid out of funds, if any, available under applicable laws and regulations for the payment of dividends. The payment of dividends is subject to federal and state statutory and regulatory restrictions. See "DIVIDEND POLICY," "REGULATION -- Office of Thrift Supervision -- Limitations on Capital Distributions" in the Prospectus and "TAXATION -- Federal Taxation" in the Prospectus for a description of restrictions on the payment of cash dividends.

PREEMPTIVE RIGHTS

    After the consummation of the Conversion, no shareholder of the Holding Company will have, as a matter of right, the preemptive right to purchase or subscribe for shares of any class, now or hereafter authorized, or to purchase or subscribe for securities or other obligations convertible into or exchangeable for such shares or which by warrants or otherwise entitle the holders thereof to subscribe for or purchase any such share.

RESTRICTIONS ON ALIENABILITY

    See "THE CONVERSION -- Restrictions on Transferability of Common Shares by Directors and Officers" for a description of certain restrictions on the transferability of Common Shares purchased by officers and directors and "RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY AND THE BANK" in the Prospectus for information regarding regulatory restrictions on acquiring Common Shares.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

    Each director of the Bank currently receives a fee of $7,500 per year.

    The   following  table  presents  certain  information  regarding  the  cash compensation received by Laird L. Lazelle, President of the Bank. No other executive officer of the Bank received compensation exceeding $100,000 during fiscal 1995:

                           SUMMARY COMPENSATION TABLE

                                                                                        ANNUAL COMPENSATION
                                                                               --------------------------------------
                                                                                                       OTHER ANNUAL
NAME AND PRINCIPAL POSITION                                           YEAR      SALARY      BONUS    COMPENSATION(1)
- ------------------------------------------------------------------  ---------  ---------  ---------  ----------------
Laird L. Lazelle                                                         1995  $  69,488  $   5,200     $    6,000
 President and Chief Executive Officer

- ------------------------
(1) Consists of directors fees. Does not include amounts attributable to miscellaneous benefits received by the named executive officer, the cost of which was less than 10% of his annual salary and bonus.

                                    EXPERTS

    Keller has consented to the publication herein of the summary of its letter to the Bank setting forth its opinion as to the estimated pro forma market value of the Bank, as converted, and to the use of its name and statements with respect to it appearing herein. The financial statements of the Bank as of March 31, 1996 and 1995, and for the fiscal years ended June 30, 1995, 1994 and 1993 have been included herein in reliance upon the report of Clark, Schaefer, Hackett & Co., independent certified public accountants, appearing elsewhere herein, and upon the authority of such firm as experts in auditing and accounting.

                               LEGAL PROCEEDINGS

    The Bank is not presently involved in any material legal proceedings. From time to time, the Bank is a party to legal proceedings incidental to its business to enforce its security interest in collateral pledged to secure loans made by the Bank.

                     ADDITIONAL INFORMATION AND ORDER FORMS

    The Prospectus contains the following: unaudited financial statements of the Bank, including statements of income and retained earnings, for the nine months ended March 31, 1996 and 1995; audited financial statements of the Bank, including statements of income and retained earnings, for the three fiscal years ended June 30, 1995, 1994 and 1993; management's discussion and analysis of financial condition and results of operations; selected financial information of the Bank for the five fiscal years ended September 30, 1995, 1994, 1993, 1992 and 1991; information concerning the capitalization of the Bank; a description of the Bank's lending, savings and investment activities; and additional information about the business and financial condition of the Bank. A copy of the Prospectus accompanies this Summary Proxy Statement. To obtain an additional copy of the Prospectus, contact the Bank's Conversion Information Center at
(513)    -    .

    The  Subscription Offering will  commence on             ,  1996, and end at
          .m., Eastern Time, on            , 1996. Order Forms for purchases  of
Common  Shares in the Subscription  Offering must be received  by the Bank on or
before           .m. Eastern Time,          , 1996.